Investor Contact:                        Press Contact:
Suzanne Park                            Eric Nash
Stamps.com Investor Relations                Stamps.com Public Relations
(310) 482-5830                        (310) 482-5942
invrel@stamps.com                        enash@stamps.com

STAMPS.COM REPORTS FIRST QUARTER 2021 RESULTS
El Segundo, CA - May 6, 2021 - Stamps.com® (Nasdaq: STMP), the leading provider of e-commerce shipping solutions, today announced results for the quarter ended March 31, 2021.
First Quarter 2021 Financial Highlights
•Total revenue was $189.1 million, up 25% compared to $151.3 million in the first quarter of 2020.
•    GAAP net income was $34.2 million, up 108% compared to $16.5 million in the first quarter of 2020.
•    GAAP net income per fully diluted share was $1.74, up 92% compared to $0.91 in the first quarter of 2020.
•    Non-GAAP adjusted EBITDA was $59.5 million, up 43% compared to $41.5 million in the first quarter of 2020.
•    Non-GAAP adjusted income per fully diluted share was $2.08, up 58% compared to $1.32 in the first quarter of 2020.

”We continued to see strength in our financial performance in the first quarter of the year, which marked the anniversary of the COVID-19 pandemic. Our company has continued to outperform by providing best-in-class global multi-carrier e-commerce technology solutions to our customers and partners in these challenging times. As the economy begins to show signs of broader recovery, we believe e-commerce will continue to be an integral part of both the global economy going forward and the economic recovery. We remain excited about the long-term future of our business and confident in our ability to successfully execute our global e-commerce strategy,” said Ken McBride, Stamps.com’s Chairman and CEO.

First Quarter 2021 Detailed Results
First quarter 2021 total revenue was $189.1 million, up 25% compared to the first quarter of 2020. First quarter 2021 Mailing and Shipping revenue (which includes service, product and insurance revenue but excludes Customized Postage) was $189.1 million, up 28% compared to the first quarter of 2020. First quarter 2021 Customized Postage revenue was $0 million, down 100% compared to the first quarter of 2020 as the USPS terminated its customized postage program effective June 16, 2020.
First quarter 2021 GAAP income from operations was $44.3 million, GAAP net income was $34.2 million, and GAAP net income per share was $1.74 based on 19.6 million fully diluted shares outstanding. This compares to first quarter 2020 GAAP income from operations of $24.2 million, GAAP net income of $16.5 million, and GAAP net income per share of $0.91 based on 18.2 million fully diluted shares outstanding. First quarter 2021 GAAP income from operations, GAAP net income, and GAAP income per fully diluted share increased by 83%, 108%, and 92% year-over-year, respectively.
First quarter 2021 GAAP income from operations included $8.7 million of non-cash stock-based compensation expense and $5.5 million of non-cash amortization of acquired intangibles. First quarter 2021 GAAP net income included $95 thousand of non-cash amortization of debt issuance costs. First quarter 2021 GAAP income tax expense was $9.9 million and non-GAAP income tax expense was $17.5 million, resulting in a $7.6 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 30.0% for the first quarter. See the section later in this release entitled, “About Our Business Outlook and Non-GAAP Financial Measures” for more information on how non-GAAP taxes are calculated. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, first quarter 2021 non-GAAP income from operations was $58.6 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, first quarter 2021 non-GAAP adjusted income was $40.9 million or $2.08 per share based on 19.6 million fully diluted shares outstanding.
First quarter 2020 GAAP income from operations included $10.7 million of non-cash stock-based compensation expense and $5.5 million of non-cash amortization of acquired intangibles. First quarter 2020 GAAP net income included $93 thousand of non-cash amortization of debt issuance costs. First quarter 2020 GAAP income tax expense was $7.1 million and non-GAAP income tax expense was $16.0 million, resulting in an $8.9 million non-GAAP tax expense adjustment. The higher non-GAAP tax expense reflects the tax impact on the non-GAAP pre-tax income at a non-GAAP effective tax rate of 40.0% for the first quarter. Excluding the non-cash stock-based compensation expense and non-cash amortization of acquired intangibles, first quarter 2020 non-GAAP income from operations was $40.4 million. Also excluding non-cash amortization of debt issuance costs and including the non-GAAP tax expense adjustment, first quarter 2020 non-GAAP adjusted income was $24.0 million or $1.32 per share based on 18.2 million fully diluted shares outstanding.
Therefore, first quarter 2021 non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per fully diluted share increased by 45%, 71%, and 58% year-over-year, respectively.
Non-GAAP income from operations, non-GAAP adjusted income, and non-GAAP adjusted income per share are described further in the “About Our Business Outlook and Non-GAAP Financial Measures” section of this press release and are reconciled to the corresponding GAAP measures in the following tables (unaudited):
Reconciliation of GAAP to Non-GAAP Financial Measures (First Quarter 2021)

Fourth Quarter Fiscal 2021		Stock-Based	Intangible	Debt
All amounts in millions except	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
per share data:	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$43.22	$0.92	$—	$—	$—	$42.30
Research & Development	28.51	2.99	—	—	—	25.52
Sales & Marketing	43.87	2.16	—	—	—	41.70
General & Administrative	29.17	2.62	5.54	—	—	21.01
Total Expenses	144.77	8.69	5.54	—	—	130.54

Income (Loss) from Operations	44.32	(8.69)	(5.54)	—	—	58.55

Interest and Other Income (Loss)	(0.16)	—	—	(0.10)	—	(0.06)

Benefit (Expense) for Income Taxes	(9.92)	—	—	—	7.63	(17.55)

Adjusted Income (Loss)	34.24	(8.69)	(5.54)	(0.10)	7.63	40.94

On a diluted per share basis	$1.74	$(0.44)	$(0.28)	$(0.00)	$0.39	$2.08

Shares used in per share calculation	19.64	19.64	19.64	19.64	19.64	19.64

Reconciliation of GAAP to Non-GAAP Financial Measures (First Quarter 2020)

First Quarter Fiscal 2020
All amounts in millions except		Stock-Based	Intangible	Debt
per share data:	GAAP	Compensation	Amortization	Amortization	Income Tax	Non-GAAP
	Amounts	Expense	Expense	Expense	Adjustments	Amounts

Cost of Revenues	$40.38	$0.92	$—	$—	$—	$39.46
Research & Development	21.32	2.88	—	—	—	18.45
Sales & Marketing	37.00	2.31	—	—	—	34.70
General & Administrative	28.47	4.62	5.51	—	—	18.34
Total Expenses	127.17	10.72	5.51	—	—	110.94

Income (Loss) from Operations	24.17	(10.72)	(5.51)	—	—	40.40

Interest and Other Income (Loss)	(0.58)	—	—	(0.09)	—	(0.49)

Benefit (Expense) for Income Taxes	(7.10)	—	—	—	8.87	(15.97)

Adjusted Income (Loss)	16.49	(10.72)	(5.51)	(0.09)	8.87	23.95

On a diluted per share basis	$0.91	$(0.59)	$(0.30)	$(0.01)	$0.49	$1.32

Shares used in per share calculation	18.19	18.19	18.19	18.19	18.19	18.19

First Quarter GAAP Net Income and Non-GAAP Adjusted EBITDA
First quarter 2021 GAAP net income was $34.2 million, up 108% compared to $16.5 million in the first quarter of 2020.
First quarter 2021 non-GAAP adjusted EBITDA was $59.5 million, up 43% compared to $41.5 million in the first quarter of 2020.
Adjusted EBITDA is a non-GAAP financial measure which is described further in the “About Our Business Outlook and Non-GAAP Financial Measures” section of this press release and is reconciled to GAAP net income in the following table (unaudited):
Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA

	Three Months ended
All amounts in millions	March 31,
	2020	2019

GAAP Net Income (Loss)	$34.24	$16.49

Depreciation and Amortization Expense	$6.44	$6.59
Interest & Other Expense (Income), net	$0.16	$0.58
Income Tax Expense (Benefit), net	$9.92	$7.10

Stock-based Compensation Expense	$8.69	$10.72

Adjusted EBITDA	$59.45	$41.48

Taxes
For the first quarter of 2021, the Company reported a GAAP income tax expense of $9.9 million representing an effective tax rate of 22.5%. For the first quarter of 2020, the Company reported a GAAP income tax expense of $7.1 million representing an effective tax rate of 30.1%. The first quarter 2021 effective tax rate of 22.5% should not be assumed to apply for 2021 as a whole, and our after tax income during the remainder of 2021 will likely reflect a materially higher rate than is reflected in our after tax results for the first quarter of 2021. Our first quarter 2021 GAAP net income should also be understood to have been positively impacted by the lower effective tax rate applicable specifically to the quarter.

Share Repurchase
During the first quarter of 2021, the Company repurchased approximately 137 thousand shares at a total cost of approximately $27.0 million.
On February 11, 2021, our Board of Directors approved a new share repurchase program which commenced on February 22, 2021 and which authorizes the Company to repurchase up to $60 million of stock over the six months following its effective date. On February 26, 2021, our Board of Directors amended the program to repurchase an aggregate of up to $120 million through the program’s expiration in August 2021.

Summary of our Business Outlook
The strong increases in e-commerce-based consumption in response to the COVID-19 pandemic contributed to meaningful financial benefits to the Company in 2020. Despite those financial benefits, there remains substantial uncertainty in 2021 from the myriad of macroeconomic factors associated with the ongoing pandemic, and the resulting effect on global e-commerce. As such, for 2021 we are not at this time providing specific guidance on revenue, GAAP net income, GAAP net income per fully diluted share, effective tax rate, non-GAAP adjusted income, non-GAAP adjusted EBITDA or non-GAAP adjusted income per fully diluted share.
The aforementioned uncertainties surrounding 2021, while making specific guidance with meaningful ranges of potential outcomes difficult, do not impact our operating strategies. As such, we plan to continue to invest in our global technology platforms and would expect our operating expenses in 2021 to increase as much as 20% or more, reflecting annualization of investments made during 2020 as well as additional investments expected in 2021.

Company Metrics and Conference Call
2021 Company metrics, updated to include the first quarter, are available at https://investor.stamps.com (in the subsection “Investor Metrics” under the dropdown menu “Financial Info”). These metrics are not incorporated into this press release.
The Stamps.com financial results conference call will be webcast today at 5:00 p.m. Eastern Time and may be accessed at https://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the webcast, a replay of the call will be available at the same website.

About Our Subsidiaries, Products and Brands
Stamps.com (Nasdaq: STMP) is a leading provider of e-commerce shipping solutions to customers, including consumers, small businesses, e-commerce shippers, enterprises, and high volume shippers. Stamps.com offers solutions that help businesses run their shipping operations more smoothly and function more successfully under the brand names Stamps.com, Endicia, ShipStation, ShippingEasy, ShipWorks, ShipEngine and Metapack. Stamps.com’s family of brands provides seamless access to mailing and shipping services through integrations with more than 500 unique partner applications.

Endicia is a leading brand for high volume shipping technologies and services for U.S. Postal Service shipping. Under this brand we offer solutions that help businesses run their shipping operations more smoothly and function more successfully. Our Endicia branded solutions also provide seamless access to USPS shipping services through integrations with partner applications.

ShipStation is a leading web-based shipping solution that helps e-commerce retailers import, organize, process, package, and ship their orders quickly and easily from any web browser. ShipStation features the most integrations of any e-commerce web-based solution with more than 350 shopping carts, marketplaces, package carriers, and fulfillment services. Integration partners include eBay, PayPal, Amazon, Etsy, Square, Shopify, BigCommerce, Volusion, Magento, Squarespace, and carriers such as USPS, UPS, FedEx and DHL. ShipStation has sophisticated automation features such as automated order importing, custom hierarchical rules, product profiles, and fulfillment solutions that enable its customers to complete their orders, wherever they sell, and however they ship.

ShippingEasy provides a single platform for e-commerce merchants to automate order imports and shipping, manage inventory, and increase sales through customer email marketing and online reviews. Powerful integrations with leading online channels such as Amazon, eBay, Etsy, Walmart, Shopify, Magento, WooCommerce and many others allow merchants to manage orders from everywhere they sell all in one place. The inclusion of email marketing and inventory management solutions plus award-winning support from real humans via phone, email, and chat lets online merchants streamline their businesses and increase orders through a single integrated platform that provides more than best-in-class shipping solutions.

ShipWorks is a leading brand for client-based shipping solutions that help high volume shippers import, organize, process, fulfill, and ship their orders quickly and easily from any standard PC. With integrations to more than 100 shopping carts, marketplaces, package carriers, and fulfillment services, ShipWorks has the most integrations of any high-volume client shipping solution. Package carriers include USPS, UPS, FedEx, DHL, OnTrac and many more. Marketplace and shopping cart integrations include eBay, PayPal, Amazon, Etsy, Shopify, BigCommerce, Volusion, ChannelAdvisor, Magento, and many more. ShipWorks has sophisticated automation features such as a custom rules engine, automated order importing, automatic product profile detection, and fulfillment automation, which enable high volume shippers to complete their orders quickly and efficiently.

ShipEngine offers a multi-carrier shipping platform for e-commerce stores, logistics and warehouse providers, systems integrators, e-commerce application integrators, and new application developers. ShipEngine APIs enable developers to build custom workflows within their own platforms and streamline the e-commerce fulfillment process with real-time label generation, rate quoting, parcel tracking, and address validation. ShipEngine supports more than 30 different carriers and includes integrations with leading e-commerce service providers, shopping carts, and marketplaces.

Metapack helps e-commerce and delivery professionals to meet with the consumer’s growing expectations of delivery, while maintaining and optimizing operational efficiency. Metapack’s SaaS solution offers a wide range of personalized delivery services, from global order tracking to simplified return procedures, through a catalog of more than 300 carriers around the world.

About our Business Outlook, and Non-GAAP Financial Measures

The business outlook contained within this press release does not include the impact from potential future acquisitions, including acquisition costs or related financings, or unanticipated events. This business outlook also does not include the impact of foreign currency fluctuations, or other geopolitical events, such as trade negotiations or Brexit. This business outlook and the related assumptions are forward-looking statements subject to the safe harbor statement contained at the end of this press release, and reflect our views of current and future market conditions as of the date of this press release. Only a few of our assumptions underlying our outlook are disclosed herein, and our actual results will be affected by known and unknown risks, trends, uncertainties and other factors, many of which are beyond our control or ability to predict. Although we believe that the assumptions underlying our outlook are reasonable, they are not guarantees of future performance and some of them will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences could be material, as a result of, among other things, the factors described under “Forward-Looking Statements,” below. We do not undertake any obligation to release publicly any revisions to our business outlook or other forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

To supplement the Company’s condensed consolidated balance sheets and consolidated statements of income presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP adjusted income, non-GAAP adjusted income per fully diluted share and adjusted EBITDA.

Non-GAAP financial measures are provided to enhance investors’ overall understanding of the Company’s financial performance and prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes the non-GAAP measures, which: (1) exclude certain non-cash items including stock-based compensation expense, amortization of acquired intangibles, amortization of debt issuance costs, and contingent consideration charges; (2) exclude certain expenses and gains such as acquisition related expenses, litigation settlement expenses, executive consulting expenses, and insurance proceeds; and (3) include income tax adjustments, provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be reflective of our underlying operating performance.

Non-GAAP adjusted income is calculated as GAAP net income plus the cumulative impact of the adjustments outlined in the paragraph immediately above.

Non-GAAP adjusted income per fully diluted share is calculated as non-GAAP adjusted income divided by fully diluted shares.

Non-GAAP income tax expense for the first, second and third quarters of our fiscal year are calculated by multiplying the projected annual effective tax rate in that quarter by the non-GAAP adjusted income before taxes for the quarter. Among other things, the projected annual effective tax rate does not reflect potential future employee option exercises in the remaining quarters of the fiscal year due to the inherent difficulty in forecasting employee option exercises. The projected annual effective tax rate also considers other factors including the Company’s tax structure and its tax positions in various jurisdictions where the Company operates. The actual annual effective tax rate realized for the fiscal year could differ materially from our projected annual effective tax rate used in the first, second and third quarters.

Non-GAAP income tax expense for the fourth quarter of the fiscal year is calculated by multiplying the actual effective tax rate for the fiscal year by the non-GAAP adjusted income before taxes for the fiscal year and subtracting the non-GAAP income tax expense or benefit reported in the first, second and third quarters. As a result, the fourth quarter reflects the tax impact of reconciling the first, second and third quarter projected annual effective rates to the actual effective tax rate for the fiscal year.
Adjusted EBITDA as calculated in this press release represents earnings before interest and other expense, net, interest and other income, net, income tax expense or benefit, depreciation and amortization and excludes certain items, such as stock-based compensation expense.

The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP financial measures may differ from similarly titled measures used by other companies. Reconciliation of non-GAAP financial measures included in this press release to the corresponding GAAP measures can be found in the financial tables of this press release.

The Company believes that non-GAAP financial measures, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of operating results against prior periods and allow for greater transparency of operating results. Management uses non-GAAP financial measures in making financial, operating, compensation and planning decisions. The Company believes non-GAAP financial measures facilitate management and investors in comparing the Company’s financial performance to that of prior periods as well as in performing trend analysis over time.

Share Repurchase Timing

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on factors including market conditions and the Company’s compliance with the covenants in its Amended and Restated Credit Agreement. Share repurchases may be made from time to time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that are not historical facts, and may relate to future events or the Company’s anticipated results, business strategies or capital requirements, among other things, all of which involve risks and uncertainties. You can identify many (but not all) such forward-looking statements by looking for words such as “assumes,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “projects,” “seeks,” “intends,” “plans,” “could,” “would,” “may” or other similar expressions, and include statements that refer to future responses to and effects of the COVID-19 pandemic. Important factors which could cause actual results to differ materially from those in the forward-looking statements, include (i) the significant and unprecedented uncertainty regarding the business and economic impact of the ongoing COVID-19 pandemic (as well as the impact of efforts of governments, businesses and individuals to mitigate the effects of such pandemic) on the Company, its customers, its carrier and integration partners and the global economy, which makes it particularly difficult to predict the nature and extent of impacts on demand for our products and services, making our business outlook subject to considerable uncertainty, (ii) the Company’s ability to monetize its customers’ transactions with carriers, including uncertainties regarding the duration, renegotiation and ultimate impact of existing and potential future arrangements with carriers and partners and our success in implementing our strategy over the long term, (iii) the Company's ability to successfully integrate and realize the benefits of its past or future strategic acquisitions or investments, (iv) the Company’s ability to diversify its relationships with carriers, (v) the impact of foreign exchange fluctuations and geopolitical risks, and (vi) other important factors that are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q (particularly the “Risk Factors” sections of those reports), and Current Reports on Form 8-K. Matters described in forward-looking statements may also be affected by other known and unknown risks, trends, uncertainties and factors, many of which are beyond the Company’s ability to control or predict. Copies of these filings may be obtained by visiting our investors relations website at www.stamps.com or the SEC’s website at www.sec.gov. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Trademarks

Stamps.com, the Stamps.com logo, Endicia, MetaPack, PhotoStamps, ShipEngine, ShippingEasy, ShipStation and ShipWorks are registered trademarks of Stamps.com Inc. and its subsidiaries.  All other brands and names used in this release are the property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2021	2020
Revenues:
Service	$179,020	$139,136
Product	5,513	5,956
Insurance	4,557	3,180
Customized postage*	—	3,074
Total revenues	189,090	151,346
Cost of revenues:
Service	41,375	36,527
Product	1,848	1,738
Customized postage*	—	2,115
Total cost of revenues	43,223	40,380
Gross profit	145,867	110,966
Operating expenses:
Sales and marketing	43,866	37,004
Research and development	28,510	21,323
General and administrative	29,170	28,468
Total operating expenses	101,546	86,795
Income from operations	44,321	24,171

Foreign currency exchange gain (loss), net	(89)	(138)
Interest expense	(95)	(467)
Interest income and other income (loss), net	28	26
Income before income taxes	44,165	23,592
Income tax (benefit) expense	9,921	7,098
Net income	$34,244	$16,494
Net income per share:
Basic	$1.86	$0.97
Diluted	$1.74	$0.91
Weighted average shares outstanding:
Basic	18,362	17,064
Diluted	19,644	18,189

*The customized postage program was eliminated by the United States Postal Service effective June 16, 2020. As a result, the Company does not expect material customized postage revenue or cost of revenue after June 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
Cash and cash equivalents	$567,471	$443,552
Accounts receivable, net	47,600	63,308
Current income taxes	610	8,035
Prepaid expenses and other current assets	83,112	103,799
Property and equipment, net	36,021	32,887
Goodwill and intangible assets, net	510,988	514,007
Deferred income taxes, net	26,371	26,378
Other assets	77,082	105,333
Total assets	$1,349,255	$1,297,299

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and other liabilities	$323,521	$307,823
Deferred income taxes, net	7,701	7,524
Deferred revenue	7,411	7,833
Total liabilities	338,633	323,180

Stockholders' equity:
Common stock	57	57
Additional paid-in capital	1,302,865	1,276,484
Treasury stock	(675,163)	(648,132)
Retained earnings	363,850	329,606
Accumulated other comprehensive income (loss)	19,013	16,104
Total stockholders' equity	1,010,622	974,119
Total liabilities and stockholders' equity	$1,349,255	$1,297,299